EXHIBIT 23.2

                          Independent Auditors' Consent

The Board of Directors
VaxGen, Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-8 of VaxGen, Incorporated (a development stage enterprise) of our report dated January 31, 2002, except as to Note 12, which is as of February 25, 2002, with respect to the balance sheets of VaxGen, Incorporated as of December 31, 2001 and 2000, and the related statements of operations, cash flows, stockholders' equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2001 and for the period from November 27, 1995 (inception) through December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of VaxGen, Incorporated.

/s/ KPMG LLP
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KPMG LLP
Mountain View, California
December 16, 2002